                             Exhibit 99.1
                                    The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com

Travelers Announces Preliminary Catastrophe Loss Estimate for January 2025 California Wildfires

NEW YORK, Feb. 11, 2025 – The Travelers Companies, Inc. (NYSE: TRV) today announced a preliminary estimate of catastrophe losses related to the January 2025 California wildfires.

The Company’s preliminary estimate of catastrophe losses relating to the January 2025 California wildfires is $1.7 billion pre-tax ($1.3 billion after-tax). The preliminary estimate includes losses from the Company’s personal and commercial segments, including the Company’s Fidelis quota share, as well as estimated assessments from the California FAIR Plan and recoveries from reinsurance.

“In moments like these, actions speak louder than words,” said Alan Schnitzer, Chairman and Chief Executive Officer. “As a company deeply embedded in the communities we serve, we are on the ground providing critical resources and support that our customers and neighbors need to recover and rebuild. We also extend our heartfelt appreciation to the first responders and relief organizations working tirelessly to aid those impacted by this tragedy, as well as to our claim professionals, who consistently go above and beyond to uphold the Travelers Promise to our customers and distribution partners.”

Forward-Looking Statements
All statements in this press release, other than statements of historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The preliminary estimate discussed above is a forward-looking statement. It is based on an analysis of claims already reported and projected to be reported, estimated values of properties in the affected areas, estimated damage resulting from wildfire and other perils, and other factors requiring significant judgment. As a result of the foregoing and other factors, including the scope and duration of the wildfires, the number of insureds affected, the complexity of factors contributing to the losses and the preliminary nature of the information available to prepare the estimate, future estimates of losses and the actual ultimate amount of losses associated with the wildfires may be materially different from the current estimate. Other factors that could cause actual losses to differ from the current estimate are discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC) on February 15, 2024, as updated by the company’s periodic filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and the company undertakes no obligation to update any forward-looking statements.

About Travelers
The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of more than $46 billion in 2024. For more information, visit Travelers.com.

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Contacts
Investors:
Abbe Goldstein, 917-778-6825

Media:
Patrick Linehan, 917-778-6267